Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Appoints Maureen Gillan-Myer as Executive Vice President and Chief Human Resources Officer

SYRACUSE, N.Y. — September 2, 2021 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) is pleased to announce that Maureen Gillan-Myer will join the Company as its Executive Vice President and Chief Human Resources Officer (“CHRO”). Ms. Gillan-Myer has over 29 years of leadership and oversight experience with respect to all aspects of human capital management and is currently serving as HSBC USA’s CHRO. Her appointment is effective October 1, 2021 and she will serve on the Company’s executive management team.

Ms. Gillan-Myer joined HSBC USA in 2003 and has served in various leadership roles with increasing responsibility over her career with HSBC, including her current position of CHRO in which she leads a team of over 150 HR professionals and supports over 10,000 associates. Prior to HSBC USA, she held HR positions at two other financial services companies, Household Finance Corporation and Beneficial Corporation. She brings extensive experience in the financial services industry and a deep knowledge of leading HR strategies and implementing programs that produce an efficient and dynamic workforce.

Mark E. Tryniski, the Company’s President and Chief Executive Officer, said, “We are thrilled to have Maureen join our executive management team. The Company is fortunate to add an experienced CHRO who brings invaluable experience from a major financial institution. With Maureen’s significant experience and leadership, she is uniquely qualified to help us continue to develop an innovative, diverse and inclusive workforce and culture.”

Community Bank System, Inc. operates more than 225 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $14.8 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.